TROUTMAN SANDERS LLP

ATTORNEYS AT LAW
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March 16, 2009

Exhibit 8.1

Dynex Capital, Inc.
4991 Lake Brook Drive
Suite 100
Glen Allen, Virginia 23060

Ladies and Gentlemen:

We have acted as counsel to Dynex Capital, Inc., a Virginia corporation (“Dynex”), in connection with the preparation of a prospectus supplement and prospectus (together with the prospectus supplement, the “Prospectus”) included in a registration statement on Form S-3, file number 333-149475 (the "Registration Statement") and the Form 10-K for the year ended December 31, 2008, incorporated by reference into the Registration Statement (the “Form 10-K”) filed with the Securities and Exchange Commission (the “Commission”).  The Registration Statement relates to the issuance and sale by Dynex from time to time of shares of common stock, $0.01 par value per share (the “Common Stock”).

You have requested our opinion regarding Dynex’s qualification as a real estate investment trust (“REIT”) pursuant to sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”), for its 2006 and 2007 taxable years.1   In addition, you have requested our opinion with respect to whether Dynex’s organization and contemplated method of operations are such as to enable it to continue to qualify as a REIT for its 2008 taxable year and subsequent taxable years.

Dynex has a number of wholly-owned subsidiaries (“qualified REIT subsidiaries”), the income, liabilities, and assets of which are consolidated with those of Dynex for U.S. federal income tax purposes.  This letter refers to Dynex, together with such subsidiaries, as “Consolidated Dynex.”  In connection with the opinions rendered below, we have examined the following:

1.           The Articles of Incorporation of Dynex, as amended;

2.           The bylaws of Dynex as amended and restated on March 26, 2008;

1 Unless otherwise stated, all section references herein are to the Code.

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RICHMOND • SHANGHAI • TYSONS CORNER • VIRGINIA BEACH • WASHINGTON, D.C.

TROUTMAN SANDERS LLP
ATTORNEYS AT LAW
Dynex Capital, Inc.
March 16, 2009

3.           Consolidated Dynex’s federal income tax returns for its taxable years 2001, 2002, 2003, 2004, 2005, 2006 and 2007; and

4.           The Prospectus and Form 10-K included in the Registration Statement with which this letter has been filed.

In connection with the opinions rendered below, we have assumed that each of the documents referred to above has been duly authorized, executed, and delivered, is authentic, if an original, or accurate, if a copy, and has not been amended.  We’ve further assumed that during Consolidated Dynex’s 2008 taxable year and subsequent taxable years, it will continue to conduct its affairs in a manner that will make the representations set forth below true for such years; and that neither Dynex nor any subsidiary of Dynex will make any amendments to its organizational documents after the date of this opinion that would affect Consolidated Dynex’s qualification as a REIT for any taxable year.

The opinion set forth herein is premised on and conditioned on certain representations made by an officer of Dynex Consolidated as to relevant factual matters and covenants as to future operations dated as of the date hereof (the "Officer's Certificate").  Further the opinion is based on the assumption that Dynex Consolidated met certain asset, income and distribution requirements applicable to REITs, and that if Dynex Consolidated were ultimately found not to have met the REIT distribution requirements for any  taxable year, such failure was due to reasonable cause and not due to willful neglect.  In addition, for the purposes of rendering this opinion, we have not made an independent investigation or reached independent conclusions as to the assumptions that we have made or of the facts set forth in any of the aforementioned documents, including, without limitation, the Registration Statement and the Officer's Certificate.

Based solely on the documents, assumptions, and representations set forth above, and without further investigation, we are of the opinion that Consolidated Dynex qualified as a REIT in its 2006 and 2007 taxable years and that its organization and contemplated method of operation are such that it will continue to so qualify for its 2008 taxable year and subsequent taxable years.  Except as described herein we have performed no further due diligence and have made no efforts to verify the accuracy or genuineness of the documents, assumptions, and representations set forth above.

The ability of Consolidated Dynex to qualify as a REIT for subsequent taxable years will depend on future events, some of which are not within the control of Consolidated Dynex.  Additionally, it is not possible to predict whether the statements, representations, warranties or assumptions on which we have relied to issue this opinion will continue to be accurate in the future.  We will not review Consolidated Dynex’s compliance with the documents or assumptions, or the representations set forth above.  Accordingly, no assurance can be given that the actual results of Consolidated Dynex’s

TROUTMAN SANDERS LLP
ATTORNEYS AT LAW
Dynex Capital, Inc.
March 16, 2009

operations for any given taxable year will satisfy the requirements for qualification and taxation as a REIT.

The foregoing opinion is based on current provisions of the Code and Treasury Regulations promulgated thereunder, published administrative interpretations thereof, and published court decisions, any of which may be changed at any time, possibly with retroactive effect (collectively “Law”).  The Internal Revenue Service has not yet issued Regulations or administrative interpretations with respect to various provisions of the Code relating to REIT qualification.  No assurance can be given that the Law will not change in a way that will prevent Consolidated Dynex from qualifying as a REIT or that the Internal Revenue Service will not disagree with this opinion.

This opinion is limited to the federal tax laws of the United States of America and is expressed as of the date hereof.  This opinion also is limited to the matters expressly stated, and no opinion is implied or may be inferred beyond such matters.  This opinion is further limited in that it does not purport to opine on the federal income tax consequences that may result to the extent that any of the representations or assumptions contained in this opinion are not true or there has been an adverse change in the Law.  We do not assume any obligation to update or supplement this opinion to reflect any fact or circumstance which hereafter comes to our attention or any change in Law which hereafter occurs.  This opinion represents our best legal judgment, but it has no binding effect or official status of any kind, and no assurance can be given that contrary positions may not be taken by the Internal Revenue Service or a court considering the issues. This opinion letter is solely for the information and use of the addressee and may not be relied upon, quoted, or otherwise used for any purpose by any other person without our express prior written consent.

We consent to the references to this firm in the Prospectus filed with the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement in which the Prospectus is included.  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the Rules and Regulations of the Commission thereunder.

Very truly yours,

/s/ TROUTMAN SANDERS LLP